SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Liquid Audio, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

JUNE 27, 2003

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Liquid Audio, Inc., a Delaware corporation, will be held on Wednesday, July 30, 2003 at 10:00 a.m., Eastern Daylight Time, at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022-3852, for the following purposes:

1.    To elect two (2) Class I directors to serve until their successors are duly elected and qualified;

2.    To change the name of the corporation to “L Q Corporation, Inc.”;

3.    To approve an amendment to, followed immediately by an amendment and restatement of, our certificate of incorporation as currently in effect: (a) to effect a 1-for-250 reverse stock split followed by a forward 35-for-1 stock split of the corporation’s common stock; and (b) to reduce the number of common stock shares authorized for issuance from 50,000,000 shares to 30,000,000 shares;

4.    To ratify the appointment by our Board of Directors’ Audit Committee of Rothstein, Kass & Company, P.C. as our independent accountants for the fiscal year ending December 31, 2003; and

5.    To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on June 16, 2003 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors of

Liquid Audio, Inc.

Melvyn Brunt

Secretary

New York, New York

June 27, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THIS ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.

888 SEVENTH AVENUE, 17TH FLOOR

NEW YORK, NEW YORK 10019

TEL: (212) 974-5730

PROXY STATEMENT

FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the board of directors (our “Board”) of Liquid Audio, Inc., a Delaware corporation (“Liquid Audio”), for use at our annual meeting of stockholders to be held on Wednesday, July 30, 2003 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our Annual Meeting will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022-3852. The telephone number at that location is (212) 715-9100.

These proxy solicitation materials were first mailed on or about June 27, 2003 to all stockholders entitled to vote at the Annual Meeting.

WE HAVE INCLUDED A COPY OF OUR ANNUAL REPORT ON FORM 10-K TOGETHER WITH THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE PROVIDED WITH THE ANNUAL REPORT IN THE MAILING OF THIS PROXY STATEMENT. ADDITIONAL COPIES ARE AVAILABLE UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO LIQUID AUDIO, INC., 888 SEVENTH AVENUE, 17TH FLOOR, NEW YORK, NEW YORK 10019, ATTN: SECRETARY OR BY TELEPHONE TO (212) 974-5730.

PURPOSE OF THE MEETING

The specific proposals to be considered and acted upon by our stockholders at the Annual Meeting are summarized below.

Proposal 1—Election of Directors.    Our stockholders will vote to elect two (2) Class I directors to serve until their successors are duly elected and qualified. The term of office for nominees elected to serve as Class I directors will expire at the annual meeting of stockholders in 2006. The Board has nominated William J. Fox and Michael A. McManus, Jr. to continue serving as the Class I directors (together, the “Liquid Nominees”).

Proposal 2—Approval of Name Change.    Our stockholders will vote on an amendment of our certificate of incorporation (as currently in effect, our “Current Certificate”) to change the name of the corporation to “L Q Corporation, Inc.” (the “Name Change”).

Proposal 3—Approval of Restated Certificate.    Our stockholders will vote on a Restated Certificate (as defined below) that has been proposed by our Board: (a) to effect a 1-for-250 reverse stock split pursuant to which every 250 shares of common stock issued and outstanding shall be automatically converted into 1 share of common stock, immediately followed by a forward 35-for-1 stock split, pursuant to which every 1 share of common stock resulting immediately after the reverse stock split, shall then be automatically converted into 35 shares of common stock, as described in further detail below; and (b) to reduce the number of common stock shares authorized for issuance from 50,000,000 shares to 30,000,000 shares. Note that, if approved and implemented, technically, the reverse split will be accomplished by the filing of a certificate of amendment to our Current Certificate (the “Amendment”), and the forward stock split (as well as the Name Change and the decrease in the authorized common stock described above) will be accomplished by the filing, immediately after, of an amendment and restatement to the Current Certificate as amended by the Amendment (both the Amendment and the immediately following subsequent amendment and restatement as proposed, are collectively referred to herein as the “Restated Certificate”).

Proposal 4—Ratification of Appointment of Independent Accountants.    Our stockholders will vote on whether to ratify the Audit Committee’s selection of Rothstein, Kass & Company, P.C. (“RK”) to serve as our independent public accountants for the fiscal year ending December 31, 2003. Although stockholder ratification is not required by our Bylaws or any other applicable legal requirement, the Board is submitting the selection of RK to the stockholders for ratification as a matter of good corporate governance.

Other Matters.    Our stockholders may transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

VOTING AND SOLICITATION OF PROXIES

Number of Shares Outstanding; Record Date.    We have one class of voting stock outstanding, all of which is designated common stock, $0.001 par value. As of June 16, 2003 (the “Record Date”), 23,175,036 shares of our common stock were issued and outstanding. All stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Except as described below, stockholders present in person or by proxy at the Annual Meeting will be entitled to one vote on each proposal for each share of common stock held by such stockholder on that date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

Quorum Requirement for the Annual Meeting.    Our Bylaws provide that the holders of record of a majority of the shares of common stock issued and outstanding on the Record Date, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting.

Voting Rights in the Election of Directors.    Unless the stockholders are entitled and actually elect to cumulate their votes as described in the next paragraph, members of our Board will be elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the two nominees for Class I director receiving the highest number of affirmative votes will be elected. A stockholder may, with respect to the election of directors, (i) vote for the election of all of the Liquid Nominees, (ii) withhold authority to vote for any one or more of the Liquid Nominees, or (iii) withhold authority to vote for all of the Liquid Nominees by so indicating in the appropriate spaces on the enclosed proxy card. Since the Liquid Nominees will be elected by a plurality vote, neither broker non-votes nor shares abstaining from the vote on the proposal to elect the slate of Liquid Nominees will have an effect on the outcome of the vote on Proposal 1. IF YOU ARE IN FAVOR OF THE SLATE OF LIQUID NOMINEES, YOU ARE URGED TO VOTE “FOR” EACH NOMINEE IDENTIFIED IN PROPOSAL 1.

Special Rules for Cumulative Voting.    As of June 5, 2003, we have been delisted from the Nasdaq National Market. As such, our stockholders may be entitled to cumulate votes in the election of Class I directors at the Annual Meeting, pursuant to Sections 2115 and 301.5 of the California General Corporation Law, copies of which sections are available without charge to our stockholders upon request made in writing to Liquid Audio at our principal office, Attn: Secretary, or by telephone to (212) 974-5730. If any stockholder entitled to vote at the Annual Meeting believes that he or she is entitled to cumulate his or her votes in the election of directors pursuant to Sections 2115 and 301.5 of the California General Corporation Law, then the stockholder requesting cumulative voting must inform us of his or her intention to do so prior to commencement of the Annual Meeting. If cumulative voting has been properly requested, then each stockholder who elects to cumulate votes will be entitled to cast a number of votes equal to the product obtained by multiplying (i) the number of shares of common stock held of record by such stockholder on the Record Date, by (ii) the number of directors to be elected. For example, a stockholder with 100 shares of common stock would be entitled to cast 200 votes. A stockholder who is entitled to cumulate votes may cast all of such votes for a single director, or may divide them among the number of directors to be voted for, however he or she may see fit.

Voting Rights with Respect to the Name Change.    A stockholder may vote for or against or abstain from voting on the proposal to approve the amendment and restatement of the Current Certificate to change the name of the corporation to “L Q Corporation, Inc.” This proposal requires the affirmative vote of a majority of the shares of common stock issued and outstanding on the Record Date. Accordingly, broker non-votes and abstentions on Proposal 2 will have the same effect as a vote against changing the name of the corporation. IF YOU ARE IN FAVOR OF THE NAME CHANGE, YOU ARE URGED TO VOTE “FOR” PROPOSAL 2.

Voting Rights with Respect to the Restated Certificate.    A stockholder may vote for or against or abstain from voting on the proposals to approve the Amendment and the subsequent amendment and restatement of the Current Certificate, together resulting in the form of the Restated Certificate. This proposal requires the affirmative vote of 66 2/3% of the shares of common stock issued and outstanding on the Record Date. Accordingly, broker non-votes and abstentions on Proposal 3 will have the same effect as a vote against the Restated Certificate. IF YOU ARE IN FAVOR OF THE RESTATED CERTIFICATE, YOU ARE URGED TO VOTE “FOR” PROPOSAL 3.

Voting Rights with Respect to the Ratification of the Appointment of Independent Accountants.    Stockholder ratification of the selection of Rothstein, Kass & Company, P.C. (“RK”) as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the selection of RK to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the audit committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting will be required to ratify the selection of RK as our independent public accountants for the fiscal year ending December 31, 2003. Accordingly, broker non-votes and abstentions on Proposal 4 will have the same effect as a vote against ratifying the appointment of the independent accountants. IF YOU ARE IN FAVOR OF RATIFYING THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C. AS OUR INDEPENDENT ACCOUNTANTS, YOU ARE URGED TO VOTE “FOR” PROPOSAL 4.

Proxies.    Whether or not you are able to attend the Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by the Board, and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR each Liquid Nominee identified in Proposal 1, and FOR Proposals 2, 3 and 4. As to other matters that may properly come before the Annual Meeting, proxies with no specified directions will be voted in the discretion of the proxy holders. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to our principal executive offices, attention: Secretary, before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Special Procedures for Shares Held of Record by Brokers.    If your shares are held in the name of a broker, then only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Remember that your shares cannot be voted unless you return a signed and executed proxy card to your broker. However, please be advised that broker non-votes with respect to any matter to be voted on at the Annual Meeting will not be voted but will be counted as present to determine whether there is a quorum for voting purposes on such matters at the Annual Meeting. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED BY YOUR BROKER.

PROPOSAL ONE

ELECTION OF DIRECTORS

General.    Our Board is comprised of five (5) members divided into three (3) classes that serve in staggered three-year terms. At the Annual Meeting, the two (2) Class I director seats will up for election, there will be one (1) incumbent Class II director, and there will be two (2) incumbent Class III directors. Our Board has proposed a slate of Liquid Nominees to fill the two Class I director positions that are currently up for re-election. The Class I directors will serve until the annual meeting of stockholders in 2006, the incumbent Class II director will continue to serve until the annual meeting of stockholders in 2004, and the incumbent Class III directors will continue to serve until the annual meeting of stockholders in 2005.

The Liquid Nominees.    We are asking the stockholders to vote in favor of re-electing William J. Fox and Michael A. McManus, Jr. to continue serving as the Class I directors. Unless otherwise instructed, the persons named in the enclosed proxy (Seymour Holtzman and James Mitarotonda, collectively, the “Proxy Holders”) will vote proxies received by them for the election of the Liquid Nominees. The Proxy Holders may not vote the proxies for a greater number of persons than the number of nominees marked by the stockholders on such proxies. The Liquid Nominees have consented to being named in this Proxy Statement and to serve if elected; however, in the event that a nominee is unable to or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee designated by our present Board. In the event that additional persons are nominated for election as directors, the Proxy Holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the Proxy Holders. The term of office of each person elected as a director will continue until such director’s term expires or until such director’s death, resignation or removal. OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LIQUID NOMINEES.

Information Regarding Nominee And Other Directors.    Set forth below is certain information regarding the nominees for Class I directors and each of our other directors whose term of office continues after the Annual Meeting. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

NAME	AGE	PRINCIPAL OCCUPATION	DIRECTOR SINCE
CLASS I DIRECTORS
William J. Fox	46	Chairman, President and Chief Executive Officer of AKI, Inc. and President and Chief Executive Officer of AKI Holdings, Inc.	2003

Michael A. McManus, Jr.	59	President and Chief Executive Officer of Misonix, Inc.	2003

CLASS II DIRECTOR
Jesse Choper	67	Earl Warren Professor of Public Law at University of California at Berkeley School of Law (Boalt Hall)	2003

CLASS III DIRECTORS
Seymour Holtzman	67	Chairman and Chief Executive Officer of Jewelcor Management, Inc.	2002

James A. Mitarotonda	48	President and Chief Executive Officer of Barington Capital Group, L.P., Barington Companies Investors, LLC and MM Companies, Inc.	2002

NOMINEES FOR CLASS I DIRECTORS.

Mr. Fox has served as one of our directors since April 2003. Mr. Fox, since February 1999, has been Chairman, President and Chief Executive Officer of AKI Inc. and President and CEO of AKI Holdings, Inc. (collectively, “AKI”), an international multi-sensory marketing, advertising and sampling systems business. From 1992 until January 1999, Mr. Fox was Senior Executive Vice President of Revlon, Inc., President of Strategic and Corporate Development, Revlon Worldwide, Chief Executive Officer of Revlon Technologies, and, until December 1997, was Chief Financial Officer of Revlon, Inc. Mr. Fox was concurrently Senior Vice President of MacAndrews & Forbes Holdings Inc. At various times, beginning in April 1983, Mr. Fox was also an executive officer of MacAndrews, Revlon and several affiliates, including Technicolor Inc., The Coleman Company, New World Entertainment and Revlon Group Incorporated. Mr. Fox currently serves, since October 2000, as a director and Co-Chairman of Loehmann’s Holdings Inc. Mr. Fox also serves on the Advisory Board of Barington Companies Investors, LLC.

Mr. McManus has served as one of our directors since April 2003. Mr. McManus has also been President and CEO of Misonix, Inc., a medical device company since November 1998. He was President and Chief Executive Officer of New York Bancorp Inc. (“NYBI”) from 1991 to 1998, a director of NYBI from 1990 to 1998 and a director and Vice Chairman of Home Federal Savings Bank, NYBI’s subsidiary, from 1991 to 1998. He is also a director of the United States Olympic Committee, Document Imaging Systems Corp., American Home Mortgage Holdings, Inc. and Novavax, Inc. He has served in numerous government capacities, including Assistant to the President of the United States from 1982 to 1985 and as Special Assistant to the Secretary of Commerce during the Ford Administration. Mr. McManus also serves on the Advisory Board of Barington Companies Investors, LLC.

INCUMBENT CLASS II DIRECTOR.

Professor Choper has served as one of our directors since April 2003. Professor Choper is the Earl Warren Professor of Public Law at the University of California at Berkeley School of Law where he has taught since 1965. Professor Choper was the Dean of the Law School from 1982 through 1992, and has been a visiting professor at Harvard Law School, Fordham Law School, University of Milan in Italy Law School and Universitad Autonoma in Barcelona, Spain. From 1960 to 1961, Professor Choper was a law clerk for Supreme Court Justice Earl Warren. Professor Choper is a widely recognized author, lecturer, consultant and commentator on issues of Constitutional Law and Corporation Law. Professor Choper is also a member of the Board of Directors of Casual Male Retail Group, Inc. and MM Companies, Inc.

INCUMBENT CLASS III DIRECTORS.

Mr. Holtzman has served as one of our directors since September 2002, and has served as our Co-President, Co-Chief Executive Officer and Co-Chairman since April 2003. Mr. Holtzman has been involved in the retail business for over 30 years. For many years he has been the President and Chief Executive Officer of Jewelcor, Inc., a former New York Stock Exchange company that operated a chain of retail stores. From 1986 to 1988, Mr. Holtzman was the Chairman of the Board and the Chief Executive Officer of Gruen Marketing Corporation, an American Stock Exchange company involved in the nationwide distribution of watches. For at least the last five years, Mr. Holtzman has served as Chairman and Chief Executive Officer of each of Jewelcor Management, Inc., a company primarily involved in investment and management services; C.D. Peacock, Inc., a Chicago, Illinois retail jewelry establishment; and S.A. Peck & Company, a retail and mail order jewelry company based in Chicago, Illinois. Mr. Holtzman is currently the Chairman of the Board of two publicly traded companies: Casual Male Retail Group, Inc. (formerly known as Designs, Inc.) and MM Companies, Inc., and also serves on the Advisory Board of Barington Companies Investors, LLC. Mr. Holtzman is a well-known shareholder activist who specializes in the banking industry and the retail industry.

Mr. Mitarotonda has served as one of our directors since September 2002, and has served as our Co-President, Co-Chief Executive Officer and Co-Chairman since April 2003. Mr. Mitarotonda is Chairman of the Board, President and Chief Executive Officer of Barington Capital Group, L.P., an investment firm that he co-founded in November 1991. Mr. Mitarotonda is also President and Chief Executive Officer of Barington Companies

Investors, LLC, the general partner of Barington Companies Equity Partners, L.P., a small capitalization value fund which seeks to be actively involved with its portfolio companies in order to enhance shareholder value. Mr. Mitarotonda is also President, Chief Executive Officer and a director of MM Companies, Inc. In May 1988, Mr. Mitarotonda co-founded Commonwealth Associates, an investment banking, brokerage and securities trading firm. Mr. Mitarotonda served as Chairman of the Board and Co-Chief Executive Officer of JMJ Management Company Inc., the general partner of Commonwealth Associates. From December 1984 to May 1988, Mr. Mitarotonda was employed as Senior Vice President/Investments by D.H. Blair & Co., an investment bank, brokerage and securities trading firm focused on micro-capitalization companies. From July 1981 to November 1984, Mr. Mitarotonda was employed by Citibank, N.A. with management responsibility for two of Citibank’s business banking branches and became Regional Director of Citibank’s Home Equity Financing and Credit Services. Mr. Mitarotonda is a member of the Alumni Advisory Council of New York University’s Stern School of Business and was a member of the Executive Committee and Chairman of Membership of the Gotham Chapter of the Young President’s Organization. Mr. Mitarotonda is a member of the board of directors of Friends of Green Chimneys, a charitable organization. He graduated from Queens College with a BA degree in economics and with an MBA from New York University’s Graduate School of Business Administration (now known as the Stern School of Business).

There are no family relationships among any of our directors or executive officers.

BOARD MEETINGS AND COMMITTEES

During 2002, our Board held a total of twenty-nine (29) meetings, and no director attended fewer than 75% of the meetings of our Board or the meetings of committees, if any, upon which such director served. Certain matters approved by our Board were approved by unanimous consent.

Audit Committee.    The audit committee of the Board reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. During fiscal year 2002 and until April 2003, the audit committee consisted of James A. Mitarotonda and Seymour Holtzman. For the fiscal year 2002, both directors qualified as independent; however, as a result of their acceptance of executive officer positions in April of 2003 following the resignations of our former Chairman, Chief Executive Officer and President, neither Mr. Mitarotonda nor Mr. Holtzman currently qualifies as independent. On April 29, 2003, our Board replaced Messrs. Mitarotonda and Holtzman by electing William J. Fox, Michael A. McManus, Jr. and Jesse Choper to serve on the audit committee, with Mr. Fox acting as chairman. Messrs. Fox, McManus and Choper all qualify as independent directors. While Messrs. Mitarotonda and Holtzman served on our audit committee, they also served as executive officers of MM Companies, Inc. (“MMC”), an entity to which we made a $929,000 payment on January 2, 2003, representing reimbursement of MMC’s legal costs in connection with a stockholder derivative action. See “LEGAL PROCEEDINGS.” However, since this payment was made as reimbursement in connection with a stockholder derivative action, we believe that this payment arises solely from investments in our securities and therefore did not compromise the independent judgment of Messrs. Mitarotonda and Holtzman during fiscal year 2002. Our audit committee held a total of four (4) meetings during 2002. A copy of the audit committee charter is attached to this proxy statement as Appendix A.

Compensation Committee.    During fiscal year 2002 and until April 2003, the compensation committee consisted of Seymour Holtzman and Ann Winblad; however, Ann Winblad resigned as a director and Seymour Holtzman has become an employee of the Company and therefore no longer qualifies as an independent director. Accordingly, on April 29, 2003, our Board replaced Mr. Holtzman by electing Jesse Choper, Michael A. McManus, Jr. and William J. Fox to serve on the compensation committee, with Mr. Choper acting as chairman. Our compensation committee reviews and recommends the compensation and benefits of all of our executive officers, administers our stock and option plans and establishes and reviews general policies relating to compensation and benefits of our employees. Our compensation committee held a total of one (1) meeting during fiscal 2002. Our Board does not have a nominating committee or any committee performing such function.

Director Compensation.    In February 2002, our Board approved a plan that provides our non-employee directors with cash compensation of $10,000 upon initial election and on each anniversary of becoming a director during their term of service, and $1,000 per meeting of the Board attended during their term of service. In

September 2002, our Board amended the plan to provide our non-employee directors with cash compensation of $1,500 for any day or substantial part of the day in which such director is engaged in any activity on our behalf at the request of the Board, the Chairman of the Board, the Chief Executive Officer or the President, other than attending meetings of the Board or any of its committees. Previously, our directors did not receive cash compensation for their service as members of the Board. Our directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. In 2002, we paid Seymour Holtzman $20,000 and James A. Mitarotonda $20,000, and former directors Raymond A. Doig $39,000, Stephen V. Imbler $37,000, Robert G. Flynn $5,000, James D. Somes $28,500 and Judith N. Frank $22,000 under this plan. Former director Ann Winblad declined to accept the cash compensation under this plan. James D. Somes was also paid $84,000 as Chairman of the Board and Raymond A. Doig was also paid $21,250 in consulting fees in 2002 related to services performed at the request of the Board and Company subsequent to his term as a director. Raymond A. Doig and Stephen V. Imbler were each also paid $84,001 for their services as our Chief Executive Officer and President, respectively. Judith N. Frank was paid $3,600 in consulting fees in 2002 related to services performed at the request of the Board prior to her services as a director.

Non-employee directors are granted a fully vested option to purchase 30,000 shares of common stock upon initial election and a fully vested option to purchase 10,000 shares of common stock on each anniversary of becoming a director during their term of service. We do not provide additional compensation for committee participation or special assignments of the Board. In June 2002, we granted Ann Winblad an option to purchase 10,000 shares of common stock; in November 2002, we granted Stephen V. Imbler an option to purchase 10,000 shares of common stock; and in October 2002, we granted each of Seymour Holtzman and James A. Mitarotonda an option to purchase 30,000 shares of common stock.

Compensation Committee Interlocks and Insider Participation.    All members of the Board’s Compensation Committee during 2002 were independent directors, and none of them were employees or former employees of Liquid Audio. During 2002, no interlocking relationships existed among our Board, compensation committee or executive officers and the Board, compensation committee or executive officers of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file certain reports regarding ownership of, and transactions in, our securities with the SEC and with Nasdaq. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of copies of Forms 3, 4, 5 and amendments thereto furnished to us pursuant to Rule 16(a)-(e) with respect to the last fiscal year and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no report on Form 5 was required for our officers, directors and 10% stockholders, we believe that all reports required to be filed under Section 16(a) have been filed on a timely basis by the foregoing persons for our 2002 fiscal year, except as follows: each of Messrs. Holtzman and Mitarotonda failed to file timely one report on Form 3, Initial Statement of Beneficial Ownership of Securities, and one report on Form 4, Statement of Changes in Beneficial Ownership of Securities, to report two transactions; and Ms. Winblad failed to file timely one report on Form 4, Statement of Changes in Beneficial Ownership of Securities, to report two transactions and one report on Form 5, Annual Statement of Beneficial Ownership of Securities, to report one transaction.

PROPOSAL TWO

APPROVAL OF CORPORATE NAME CHANGE

We are asking our stockholders to vote on a proposal to amend Article I of our Current Certificate in order to change the name of the corporation from “Liquid Audio, Inc.” to “L Q Corporation, Inc.”

We desire to approve the Name Change because the previous corporate name “Liquid Audio, Inc.” evokes the digital music fulfillment business, which we no longer operate. We are currently exploring options for the use of our remaining assets and liabilities, and believe that changing the corporate name to “L Q Corporation, Inc.” will better reflect our current operations.

OUR BOARD HAS UNANIMOUSLY APPROVED THE NAME CHANGE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESTATED CERTIFICATE.

If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the Restated Certificate, which make effectuation of the Restated Certificate inadvisable in the opinion of our Board, or there exists any other circumstance which would make approval of the Restated Certificate inadvisable in the opinion of the Board, the proposal to amend and restate the Current Certificate may be terminated by the Board of Directors either before or after approval of the Restated Certificate by the stockholders.

PROPOSAL THREE

APPROVAL OF AMENDMENT AND RESTATEMENT OF OUR CURRENT CERTIFICATE OF INCORPORATION

We are asking our stockholders to vote on a proposal to amend and restate our Current Certificate in order to modify the following provisions:

•	The Board of Directors has adopted a resolution seeking stockholder approval to amend our Current Certificate to effect a reverse 1-for-250 stock split of the company’s common stock, followed immediately by a forward 35-for-1 stock split. As permitted under Delaware state law, stockholders whose shares of stock are converted into less than 1 share in the reverse split will be converted into the right to receive a cash payment. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the “Reverse/Forward Stock Split.” Approval of this proposal by our stockholders would give the Board of Directors authority to determine if and when to implement the Reverse/Forward Stock Split. If, upon receiving stockholder approval, the Board elects to implement the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will become effective on such date as may be determined by the Board upon the filing of the necessary amendment to the Current Certificate, as well as the immediate subsequent filing of the necessary amendment and restatement to the Certificate of Incorporation, as amended immediately prior, with the Secretary of State of the State of Delaware (the “Effective Date”), such Effective Date to be preceded by a press release announcing the Effective Date and such Effective Date in any event to be within one year of the date of the Annual Meeting. Note that stockholders with multiple, separate accounts will not have such accounts aggregated; rather, the Reverse/Forward Stock Split will be applied to each separate account of such a stockholder.

•	If the Board receives stockholder approval, and then elects, to implement the Reverse/Forward Stock Split, the company will have fewer shares of common stock outstanding. Consequently, the company will not need to have 50,000,000 shares of common stock authorized for issuance, as is currently provided in the Current Certificate. Reducing the number of authorized shares of common stock will reduce the company’s state franchise tax liability and result in significant annual savings for the company. If our stockholders approve the Restated Certificate and the Board decides to implement the aforementioned Reverse/Forward Stock Split, the Board will, concurrently therewith, reduce the number of shares of common stock authorized for issuance from 50,000,000 shares to 30,000,000 shares.

Note that, if approved and implemented, technically, the reverse split portion of the Reverse/Forward Stock Split, will be accomplished by the filing of a certificate of amendment to our Current Certificate (the “Amendment”), and the forward stock split portion of the Reverse/Forward Stock Split (as well as the Name Change and the decrease in the authorized common stock described above) will be accomplished by the filing, immediately after, of an amendment and restatement to the Current Certificate as amended by the Amendment (both the Amendment and the immediately following subsequent amendment and restatement as proposed, are collectively referred to herein as the “Restated Certificate”).

We desire to approve the Reverse/Forward Stock Split because we believe it will result in significantly reduced stockholder record keeping and mailing expenses, and provide holders of fewer than 250 shares with a way to cash out their investment in the Company effectively without incurring excessive transaction costs. The Board also believes in good faith that the Reverse/Forward Stock Split may restore the trading price of the Company’s common stock to an appropriate level. Note, however, that implementation of the Reverse/Forward Stock Split will not guarantee that the price per share of our common stock will remain at or around the same price it attains immediately after the Reverse/Forward Stock Split. In fact, we were delisted from the Nasdaq National Market effective as of June 5, 2003, and such delisting may cause the trading volume of Liquid Audio common stock to decline, which could, in turn, result in a decline in the share price of Liquid Audio common stock.

If approved at the Annual Meeting and if implemented by the Board, the Reverse/Forward Stock Split will affect Liquid Audio common stockholders as follows after completion:

Common Stockholders Before Reverse/Forward Stock Split	Net Effect After Completion of the Reverse/Forward Stock Split
Registered stockholders holding 250 or more shares of common stock.	Each share will be converted into 0.14 shares, after which, an individual stockholder’s aggregate holdings of common stock will consist of a whole number and, perhaps, a fractional interest. The stockholder will continue to hold a number of whole shares equal to the whole number, but any resulting fractional interest will be converted into the right to receive cash at a price based on the trading value of the shares at the time (see “Determination of Cash-out Price” at page 12). You will not have to pay any commissions or other fees on this cash-out.

Registered stockholders holding fewer than 250 shares of common stock.	Shares will be converted into the right to receive cash at a price based on the trading value of the shares at the time (see “Determination of Cash-out Price” at page 12). You will not have to pay any commission or other fees on this cash-out. Holders of these shares will not have any continuing equity interest in Liquid Audio.

Stockholders holding common stock in street name through a nominee (such as a bank or broker).	Liquid Audio intends for the Reverse/Forward Stock Split to treat stockholders holding common stock in a street name through a nominee (such as a bank or broker) in the same manner as registered stockholders whose shares are registered in their name. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees.

In general, the Reverse/Forward Stock Split can be illustrated by the following examples:

Hypothetical Scenario	Solution
Mr. Davis is a registered stockholder who holds 249 shares of common stock in his record account immediately prior to the Reverse/Forward Stock Split.	Instead of receiving a fractional share (249/250 of a share) of Liquid Audio common stock after the reverse split, Mr. Davis’ 249 shares of common stock will be converted into the right to receive a cash payment. If the procedures described below under the “Determination of Cash-out Price” section would result in a per share price of $0.34 per share, for example, Mr. Davis would receive $84.66 ($0.34 x 249 shares). (Note that the $0.34 per share price is only an estimate. The actual per share price will not be known until completion of the actions detailed in the “Determination of Cash-out Price” section.) If Mr. Davis wants to continue his investment in Liquid Audio, he can buy at least 1 share more of Liquid Audio common stock and hold it in his record account. Mr. Davis would have to act far enough in advance of the Reverse/Forward Stock Split so that the purchase is completed by the close of business (eastern time) on the Effective Date.

Mr. Davis holds his 249 shares of common stock in a brokerage or bank account.	Liquid Audio intends for the Reverse/Forward Stock Split to treat stockholders in street name through a nominee (brokerage or bank) exactly like the scenario above. However, nominees may have different procedures. Mr. Davis should contact his nominee.

Ms. Haynes has two separate record accounts of a total of 251 shares of the common stock, 125 in one account and 126 in the other account prior to the Reverse/Forward Stock Split. All of her shares of common stock are registered in her name only.	Instead of receiving fractional shares of Liquid Audio common stock after the reverse split (125/250 of a share in the first account and 126/250 of a share in the second account), Ms. Haynes’ 251 shares of common stock will be converted into the right to receive 2 separate cash payments. If the procedures described below under the “Determination of Cash-out Price” section would result in a per share price of $0.34 per share, for example, Ms. Haynes would receive $85.34 ($0.34 x 251 shares). Note that if Ms. Haynes wants to continue her investment in Liquid Audio, she can either combine the two accounts or buy at least 125 more shares of Liquid Audio common stock in the first account and/or 124 shares of common stock in the second account and then hold them in each account. Ms. Haynes would have to act far enough in advance of the Reverse/Forward Stock Split so that the purchase is completed by the close of business (eastern time) on the Effective Date.

Ms. Haynes has two separate brokerage accounts of a total of 251 shares of common stock, 125 in one account and 126 in the other account, prior to the Reverse/Forward Stock Split. All shares are held in street name.	Liquid Audio intends for the Reverse/Forward Stock Split to treat stockholders in street name through a nominee (brokerage or bank) exactly like the scenario above. However, nominees may have different procedures. Ms. Haynes should contact her nominees.

Mr. Woodson holds 251 shares of common stock in his record account as of the date of the Reverse/Forward Stock Split.

OR

Mr. Woodson holds 251 shares of common stock in his brokerage account as of the date of the Reverse/Forward Stock Split.

Mr. Woodson’s 251 shares of common stock will be converted into 251 x 0.14 = 35.14 shares, or 35 whole shares plus a 0.14 fractional interest. Mr. Woodson will continue to hold 35 shares of Liquid Audio common stock, but his 0.14 fractional interest will be converted into the right to receive a cash payment. If the procedures described below under the “Determination of Cash-out Price” section would result in a per share price of $0.34 per share, for example, Mr. Woodson would receive $0.04 ($0.34 x 0.14 fractional interest = $0.0476, or simply $0.04 rounded down to the nearest whole penny).

Mr. Woodson holds 300 shares of common stock in his record account as of the date of the Reverse/Forward Stock Split.

OR

Mr. Woodson holds 300 shares of common stock in his brokerage account as of the date of the Reverse/Forward Stock Split.

Mr. Woodson’s 300 shares of common stock will be converted into 300 x 0.14, or 42 whole shares. Note that in this scenario, he will not have any fractional interest which will be converted into a right to receive any cash payment.

Liquid Audio has a stockholder base of approximately 6700 stockholders. As of May 19, 2003, approximately 4,300 registered holders of Liquid Audio common stock owned fewer than 250 shares of stock. At that time, these stockholders represented approximately 64.5% of the total number of registered holders of common stock, but they owned less than 1.7% of the total number of outstanding shares.

The Reverse/Forward Stock Split will provide registered and brokerage account holders with fewer than 250 shares with a cost-effective way to cash out their investments because Liquid Audio will pay all transaction costs such as brokerage or service fees in connection with the Reverse/Forward Stock Split. In most other cases, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Reverse/Forward Split, however, eliminates these problems for most small stockholders.

Moreover, Liquid Audio will benefit from the substantial cost savings as a result of the Reverse/Forward Stock Split. The costs of administering each registered stockholder’s account is the same regardless of the number of shares held in each account. Therefore, Liquid Audio’s costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved. In 2003, we expect that each registered stockholder will cost the Company approximately $7.00 for transfer agent and other administrative fees and the printing and postage costs to mail the proxy materials and annual report. We also incur costs associated with required mailings to stockholders holding shares in street name through a nominee (i.e., a bank or broker). We expect that these costs will only increase over time. In light of these disproportionate costs, the Board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with the high number of record accounts and street name accounts with fewer than 250 shares. We expect that we will reduce the total cost of administering stockholder accounts by approximately $30,000 per year if we complete the Reverse/Forward Stock Split.

Note that the forward stock split portion of the proposed Reverse/Forward Stock Split is of smaller magnitude than the immediately preceding reverse stock split portion because the Company is attempting to proportionally raise the per share price of the common stock. For example, on June 6, 2003, the average bid price per share of our common stock following delisting of our securities on June 5, 2003, was approximately $0.34. If we effected a reverse stock split followed by a forward stock split of equal magnitude, the per share price of our common stock would likely remain at approximately $0.34. By contrast, the proposed forward stock split of smaller magnitude will likely raise the per share price of our common stock, at least initially after its implementation. Note, however, that there can be no assurance that the market price per share of Liquid Audio common stock after the Reverse/Forward Stock Split will remain unchanged or increase following the reduction in the number of shares of Liquid Audio common stock outstanding before the Reverse/Forward Stock Split.

Determination of Cash-out Price

In order to avoid the expense and inconvenience of issuing fractional shares to stockholders following the Reverse/Forward Stock Split, under Delaware state law, Liquid Audio may either arrange for the sale of the fractional interests or pay cash for their fair value. If stockholders approve this proposal at the Annual Meeting and the Reverse/Forward Stock Split is completed, the Board will have Liquid Audio pay cash for the fractional interests based on the trading value of the Liquid Audio common stock that is cashed out. Liquid Audio will arrange to have all fractional interests aggregated and sold as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those holders who would otherwise be entitled to receive a fractional interest. We expect that the sale will be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional interests. After completing such sale, if you are entitled to a cash payment in exchange for your fractional interest, you will receive a cash payment from Liquid Audio or an agent so designated by Liquid Audio in an amount equal to your pro rata share of the total net proceeds of that sale, rounded down to the nearest whole penny. No transaction costs will be assessed on this sale; however, the proceeds will be subject to federal income tax. In addition, you will not be entitled to receive interest for the period of time between the Effective Date of the Reverse/Forward Stock Split and the date you receive your payment for the cashed-out shares. The payment amount will be paid to the holder in the form of a check. After the Reverse/Forward Stock Split, you will have no further interest in Liquid Audio with respect to your cashed-out shares.

WE WILL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER SOLICITED BY THIS PROXY SOLICITATION COPIES OF THE CURRENT CERTIFICATE AND THE PROPOSED RESTATED

CERTIFICATE UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO LIQUID AUDIO AT OUR PRINCIPAL OFFICE, ATTN: SECRETARY, OR BY TELEPHONE TO (212) 974-5730.

OUR BOARD HAS UNANIMOUSLY APPROVED THE RESTATED CERTIFICATE AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESTATED CERTIFICATE.

If any action, suit, proceeding or claim has been instituted, made or threatened, relating to the Restated Certificate, which make effectuation of the Restated Certificate inadvisable in the opinion of our Board, or there exists any other circumstance which would make approval of the Restated Certificate inadvisable in the opinion of the Board, the proposal to amend and restate the Current Certificate may be terminated by the Board of Directors either before or after approval of the Restated Certificate by the stockholders.

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of our Board has selected Rothstein, Kass & Company (“RK”) as our independent accountants to audit our financial statements for our fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP (“PwC”) served as our independent accountants to audit our financial statements for the fiscal year most recently completed, ending December 31, 2002. PwC audited our financial statements since 1996. However, as previously reported on Form 8-K filed with the Securities and Exchange Commission on April 24, 2003, PwC resigned as our independent auditors on April 17, 2003. PwC’s reports on our financial statements for the years ended December 31, 2001 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2002 and through April 17, 2003, there were no disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement with its report. During the two most recent fiscal years and through April 17, 2003, there have been no reportable events (as defined in Regulation S-K 304(a)(1)(v)). On April 23, 2003, PwC provided a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the above statements and, if not, stating the respects in which PwC does not agree. A copy of this letter was filed as an exhibit to the Form 8-K filed on April 24, 2003.

Subsequently, our Board engaged RK to serve as our independent auditors as of May 1, 2003, as reported on Form 8-K filed with the Securities and Exchange Commission on May 8, 2003. RK will audit our financial statements for the fiscal year beginning January 1, 2003. Although stockholder ratification is not required by our Bylaws or any other applicable legal requirement, the Board is submitting the selection of RK to the stockholders for ratification as a matter of good corporate governance. Our Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, our Board may reconsider its selection. A representative of RK is expected to be available at our Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

Aggregate fees for professional services rendered by PwC in connection with their audit of our consolidated financial statements as of and for the year ended December 31, 2002 and its limited reviews of our unaudited condensed consolidated interim financial statements were $349,127, of which an aggregate amount of $349,127 has been billed through December 31, 2002.

Financial Information Systems Design and Implementation Fees

During the year ended December 31, 2002, PwC rendered no professional services to us in connection with the design and implementation of financial information systems.

All Other Fees

In addition to the fees described above, aggregate fees of $268,230 were billed by PwC during the year ended December 31, 2002, primarily for the following professional services:

Audit-related services	$245,000
Income tax compliance and related tax services	$23,230

The audit committee has determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C. AS OUR INDEPENDENT ACCOUNTANTS FOR THE 2003 FISCAL YEAR.

OTHER INFORMATION

Executive Officers.

Until April 15, 2003, Raymond A. Doig served as our Chief Executive Officer and Stephen V. Imbler served as our President, Chief Financial Officer and both served as Directors. We did not have any other executive officers. Mr. Doig and Mr. Imbler both resigned their respective positions effective as of April 15, 2003.

On April 15, 2003, the following persons were elected as our executive officers:

Name	Age	Position
James A. Mitarotonda	48	Co-President and Co-Chief Executive Officer

Seymour Holtzman	67	Co-President and Co-Chief Executive Officer

Melvyn Brunt	59	Chief Financial Officer and Secretary

Messrs. Mitarotonda’s and Holtzman’s biographical information are detailed under “PROPOSAL ONE – ELECTION OF DIRECTORS” above.

Mr. Brunt has served as our Chief Financial Officer and Secretary since April 2003. Mr. Brunt has served as Secretary and Chief Financial Officer of MM Companies, Inc. since January 2002. From 1985 to 2001, Mr. Brunt was a Director and Chief Financial Officer of Davies Turner & Co., an international freight forwarding company with offices throughout the United States. From 1996 to 2001, Mr. Brunt was President of Air Mar, Inc., located in Puerto Rico, and a Director of TCX International Inc., located in Miami. Both of those companies provide logistics support services to a wide variety of importing and exporting companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information with respect to beneficial ownership of our common stock as of June 6, 2003 by:

•	each person known by us who beneficially owns more than 5% of the common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all executive officers and directors as a group.

Except as otherwise noted, the address of each 5% stockholder listed in the table is c/o Liquid Audio, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019. The table includes all shares of common stock issuable within 60 days of June 6, 2003 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to all shares of common stock. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares of common stock beneficially owned. The applicable percentage of ownership for each stockholder is based on 23,175,036 shares of common stock outstanding as of June 6, 2003, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
MM Companies and related entities (1) c/o Barington Capital Group, L.P. 888 Seventh Avenue, 17th Floor New York, NY 10019	1,568,100	6.8
Coghill Capital Management (2) 225 W. Washington Street, Suite 2200 Chicago, IL 60606	1,516,988	6.6
Hedgehog Capital LLC (3) 1117 E. Putnam Avenue, #320 Riverside, CT 06878	1,503,970	6.5
SC Fundamental Value Fund, L.P. and related entities (4) 420 Lexington Avenue, Suite 2601 New York, NY 10170	1,397,575	6.0
Robert G. Flynn (5)	675,000	2.9
Leon Rishniw (6)	0	*
Stephen V. Imbler (7)	40,000	*
Raymond A. Doig (8)	30,000	*
Gerald W. Kearby (9)	831,600	3.6
Seymour Holtzman (10)	1,161,400	5.0
James A. Mitarotonda (11)	1,033,100	4.5
Jesse Choper (12)	0	*
William J. Fox (12)	0	*
Michael A. McManus, Jr. (12)	0	*
Melvyn Brunt	0	*
All executive officers and directors as a group (6 persons) (13)	2,194,500	9.5

(1)	On September 28, 2001, MMC and certain of its business associates jointly filed a Schedule 13D pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, reporting combined ownership of 1,568,100 shares of our common stock as the total owned by the five entities. According to that Schedule 13D, as amended through August 29, 2002, MMC beneficially owns 655,900 shares of common stock, Jewelcor Management, Inc. beneficially owns 475,500 shares of common stock, Barington Companies Equity Partners L.P. beneficially owns 339,200 shares of common stock, Domrose Sons Partnership beneficially owns 8,000 shares of common stock and Ramius Securities, LLC beneficially owns 89,500 shares of common stock. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. James Mitarotonda is the managing member of the Barington Companies Investors, LLC. Each of James Mitarotonda, Mario Mitarotonda and Mike Mitarotonda is a partner in Domrose Sons Partnership.

(2)	On May 30, 2002, Coghill Capital Management, a limited partnership, filed a Schedule 13D, amended on June 20, 2002, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, reporting combined ownership of 1,516,988 shares of our common stock as the total owned.

(3)	On January 30, 2003, Hedgehog Capital LLC filed a Schedule 13G pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, reporting combined ownership of 1,503,970 shares of our common stock as the total owned.

(4)	On December 6, 2002, SC Fundamental Value Fund and related entities filed a Schedule 13G pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, reporting combined ownership of 1,397,575 shares of our common stock as the total owned.

(5)	Mr. Flynn served as our Senior Vice President of Business Development until his resignation in November 2002. He would have qualified as one of our four most highly compensated executive officers other than the Chief Executive Officer but for the fact that he was no longer serving as an executive officer at the end of the last completed fiscal year ended December 31, 2002.

(6)	Mr. Rishniw served as our Vice President of Engineering until his resignation in October 2002. He would have qualified as one of our four most highly compensated executive officers other than the Chief Executive Officer but for the fact that he was no longer serving as an executive officer at the end of the last completed fiscal year ended December 31, 2002.

(7)	Includes 40,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 6, 2003. Mr. Imbler served as our Chief Financial Officer until his resignation as of the date of these proxy solicitation materials. He was the only executive officer other than the Chief Executive Officer at the end of our last completed fiscal year ended December 31, 2002.

(8)	Includes 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 6, 2003. Mr. Doig served as our Chief Executive Officer during the last completed fiscal year ended December 31, 2002.

(9)	Mr. Kearby served as our Chief Executive Officer during the last completed fiscal year ended December 31, 2002. He resigned in November 2002.

(10)	Includes 655,900 shares of common stock beneficially owned by MMC, 475,500 shares of common stock beneficially owned by Jewelcor Management, Inc. and 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 6, 2003. Seymour Holtzman is Chairman of the Board of Directors and Chief Executive Officer of Jewelcor Management, Inc. and Chairman of the Board of Directors of MMC. Consequently, Mr. Holtzman may be deemed to beneficially own all of the shares held by MMC and Jewelcor Management, Inc. Mr. Holtzman disclaims beneficial ownership of such shares, except to the extent of his respective pecuniary interest therein.

(11)	Includes 655,900 shares of common stock beneficially owned by MMC, 339,200 shares of common stock beneficially owned by Barington Companies Equity Partners L.P., 8,000 shares of common stock beneficially owned by Domrose Sons Partnership and 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 6, 2003. James A. Mitarotonda is President, Chief Executive Officer and a director of MMC, President and Chief Executive Officer of Barington Companies Investors, LLC, the general partner of Barington Companies Equity Partner L.P., and a partner of Domrose Sons Partnership. Consequently, Mr. Mitarotonda may be deemed to beneficially own all of the shares held by MMC, Barington Companies Equity Partners L.P. and Domrose Sons Partnership. Mr. Mitarotonda disclaims beneficial ownership of such shares, except to the extent of his respective pecuniary interest therein.

(12)	Messrs. Choper, Fox and McManus were appointed to the Board of Directors on April 15, 2003. As non-employee directors, each would be entitled, under our current compensation policy regarding non-employee directors, to be granted a fully vested option to purchase 30,000 shares of common stock upon initial election and a fully vested option to purchase 10,000 shares of common stock on each anniversary of becoming a director during their term of service (see “Board Meetings and Committees; Director Compensation” above). However, the compensation committee is currently reviewing, but has not yet made any recommendations or changes to, this policy. Accordingly, these options have not yet been granted, and are pending the compensation committee’s final review and recommendation.

(13)	Includes 160,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of June 6, 2003.

*	Does not exceed 1%.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation received for services rendered to us for the years ended December 31, 2002, 2001 and 2000 by our Chief Executive Officer and our four other most highly compensated executive officers who received salary and bonus in 2002 in excess of $100,000 (“Named Executive Officers”).

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus		Other Annual Compensation		# Securities Underlying Options/SARs
Raymond A. Doig, Chief Executive Officer (resigned April 15, 2003)	2002 2001 2000	$84,001 — —	$	— — —	$60,250 — —	(2)	— 30,000 —

Stephen V. Imbler, President and Chief Financial Officer (resigned April 15, 2003)	2002 2001 2000	84,001 — —		— — —	37,000 — —	(7)	10,000 30,000 —

Gerald W. Kearby, President and Chief Executive Officer (resigned November 2002)	2002 2001 2000	310,198 238,423 216,963		— 52,000 105,685	136,471 2,000 2,000	(3) (1) (1)	— 75,000 125,000

Robert G. Flynn, Senior Vice President of Business Development (resigned November 2002)	2002 2001 2000	235,220 187,646 161,053		— 40,000 73,520	119,500 12,800 4,433	(4) (5) (5)	— 50,000 100,000

Leon Rishniw, Vice President of Engineering (resigned October 2002)	2002 2001 2000	160,328 163,423 144,445		— 26,000 71,223	87,000 2,000 2,000	(6) (1) (1)	— 100,000 63,780

(1)	Amount represents matching contributions to our 401(k) savings plan.

(2)	Amount represents consulting fees of $21,250 and Board compensation fees of $39,000.

(3)	Amount represents severance of $122,500, consulting fees of $12,000 and matching contributions to our 401(k) savings plan of $1,971.

(4)	Amount represents severance of $95,000, consulting fees of $17,500, Board compensation fees of $5,000 and matching contributions to our 401(k) savings plan of $2,000.

(5)	Amount represents reimbursement of relocation costs and matching contributions to our 401(k) savings plan.

(6)	Amount represents severance of $85,000 and matching contributions to our 401(k) savings plan of $2,000.

(7)	Amount represents Board compensation fees.

OPTION GRANTS IN LAST FISCAL YEAR

We granted stock options to certain Named Executive Officers during 2001 but not in 2002. We have never granted any stock appreciation rights.

The following table provides information relating to stock options awarded to each of the Named Executive Officers during the year ended December 31, 2002. All such options were awarded under our 1996 Equity Incentive Plan.

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Options Term(4)
	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted in Fiscal 2002(2)	Exercise Price(3)	Expiration Date
					5%	10%
Raymond A. Doig	—	—%	$—	—	$—	$—
Stephen V. Imbler	10,000	4.0	2.63	11/1/12	16,540	41,915

(1)	Options were granted under our 1996 Equity Incentive Plan and generally vest over four years from the date of grant.

(2)	Based on an aggregate of 248,000 options granted by us in the year ended December 31, 2002 to our employees, directors and consultants, including the Named Executive Officers.

(3)	Options were granted at an exercise price equal to the fair market value per share of common stock on the grant date, as determined by our board of directors according to the provisions of the 1996 Equity Incentive Plan.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant, or 10 years. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10% compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR END OPTION VALUES

The following table provides summary information concerning stock options held as of December 31, 2002 by each of the Named Executive Officers. One of the Named Executive Officers exercised options in 2002.

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In- the-Money Options at Fiscal Year-End(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond A. Doig	—	$—	30,000	—	$—	$—
Stephen V. Imbler	—	—	40,000	—	—	—
Robert G. Flynn	—	—	76,040	—	—	—
Leon Rishniw	5,000	11,450	106,815	—	17,591	—

(1)	The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $2.46 less the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF

EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

We have one-year employment contracts with Raymond A. Doig and former director James D. Somes, terminating on November 18, 2003, and a six-month contract with Stephen V. Imbler terminating on May 18, 2003. Under these contracts, each of Raymond A. Doig, Stephen V. Imbler and James D. Somes were advanced six months of salary, or $72,000, in a lump sum payment in November 2002. Each of Mr. Doig and Mr. Somes receive monthly payments of $12,000 beginning on December 1, 2002 and ending on May 31, 2003, with Mr. Doig receiving in April 2003, an accelerated payment of any amounts remaining owed until May 31, 2003. Mr. Imbler received a monthly payment of $12,000 in December 2002 and receives monthly payments of $6,000 beginning on January 1, 2003 and ending on May 31, 2003; however, in April 2003, Mr. Imbler received an accelerated payment of any amounts remaining owed until May 31, 2003. The contract with Mr. Somes was terminated on January 24, 2003. Messrs. Doig and Imbler terminated their employment with us, effective April 15, 2003.

The compensation committee of our Board has approved a plan that provides that in the event of a change-in-control of Liquid Audio, the stock options of each of our executive officers will immediately vest in an amount equal to the greater of one year or 25% of all of their outstanding or unvested stock options. Executive officers qualifying under this plan include Raymond A. Doig, Stephen V. Imbler and H. Thomas Blanco (Vice President of Human Resources). For purposes of this plan, a change-in-control is defined as an event at which either (1) we enter into an agreement to dispose of all or substantially all of our assets; or (2) our stockholders dispose of 50% or more of our outstanding common stock.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The compensation committee during the last completed fiscal year ended December 31, 2002 consisted of Seymour Holtzman and Ann Winblad. Ms. Winblad resigned as a director in March 2003 and Seymour Holtzman became an employee of the company in April 2003 (at which time he was no longer a member of the compensation committee); however, the following report is accurate with respect to compensation reported for the last completed fiscal year ended December 31, 2002. In addition, on April 29, 2003 our Board elected Jesse Choper, Michael A. McManus, Jr. and William J. Fox to serve on the compensation committee, with Mr. Choper acting as chairman.

The compensation committee believes that the compensation of the executive officers, including that of the Chief Executive Officer, (each, an “Executive Officer” and collectively, the “Executive Officers”) should be influenced by Liquid Audio’s performance. The compensation committee establishes the salaries and bonuses of all of the Executive Officers by considering: (i) Liquid Audio’s financial performance for the past year; (ii) the achievement of certain objectives related to the particular Executive Officer’s area of responsibility; (iii) the salaries and bonuses of Executive Officers in similar positions of comparably-sized companies; and (iv) the relationship between revenue and Executive Officer compensation.

Due to Liquid Audio’s performance in 2001 and to contain expenses, in 2002, the compensation committee established a salary freeze on all of our employees, including the Executive Officers.

In 2002, the compensation committee did not establish bonus targets for the Executive Officers. In the prior year, bonus targets were equal to either 30% or 50% of base salary. Actual bonus amounts were based on both corporate and individual performance measurements. The corporate performance measurements were based on revenue and operating loss targets. No bonus pay-outs were made in 2002.

In addition to salary and bonus, the compensation committee, from time to time, grants options to Executive Officers. The compensation committee views option grants as an important component of its long-term, performance-based compensation philosophy. Since the value of an option bears a direct relationship to our stock price, the compensation committee believes that options motivate Executive Officers to manage Liquid Audio in a manner that will also benefit stockholders. As such, options are granted at the current market price. One of the principal factors considered in granting options to an Executive Officer is the Executive Officer’s ability to influence our long-term growth and profitability. No options were granted to any Executive Officer in 2002.

Compensation Committee of the Board of Directors

JESSE CHOPER

MICHAEL A. MCMANUS, JR.

WILLIAM J. FOX

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO SUCH FILING.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market Index-U.S. and a group of peer issuers selected in good faith and comprised of Intertrust Technologies Corporation (ITRU) and RealNetworks, Inc. (RNWK). The graph assumes that $100 was invested on July 9, 1999, the date of our initial public offering, in our common stock, the Nasdaq Stock Market Index-U.S. and the peer group, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance. Note that we were delisted from the Nasdaq National Market as of June 5, 2003 and, as a result, our stock is currently traded on the over-the-counter Bulletin Board.

COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*

AMONG LIQUID AUDIO, THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

*	$100 invested on July 9, 1999 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Company/Index	7/9/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01	3/02	6/02	9/02	12/02
Liquid Audio	100.00	246.67	175.00	88.33	63.13	30.00	17.09	16.25	19.67	13.67	15.67	15.27	16.33	17.33	32.42
Peer Group	100.00	113.19	130.24	113.34	87.96	66.05	15.01	13.59	17.72	7.80	9.48	11.04	8.34	7.84	9.01
Nasdaq Stock Market (U.S.)	100.00	98.41	145.37	163.30	145.02	130.69	87.51	65.31	76.97	53.41	69.43	65.78	52.44	42.07	47.99

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO SUCH FILING.

CERTAIN RELATIONSHIPS AND

RELATED TRANSACTIONS

Since our inception in January 1996, we have never been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have an interest, other than as described under “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” the reimbursement of MM Companies Inc. for legal expenses in connection with a stockholder derivative action (see “LEGAL PROCEEDINGS”) and the transactions described below.

Robert G. Flynn was involved in our founding and organization and may be considered as one of our promoters. Mr. Flynn is a former executive and former director who served as a director during fiscal year 2002. Following our inception in January 1996, we issued 750,000 shares of common stock to Mr. Flynn. Mr. Flynn contributed a nominal amount of capital for our initial capitalization.

From May to July 1996, we sold an aggregate of 3,049,989 shares of Series A preferred stock to certain investors at a purchase price of $0.656 per share. In May 1997, we sold an aggregate of 3,186,888 shares of Series B preferred stock to certain investors at a purchase price of $1.96 per share. In July and September 1998, we sold an aggregate of 3,507,322 shares of Series C preferred stock to certain investors at a purchase price of $6.14 per share. The shares of Series A, Series B and Series C preferred stock automatically converted into 9,744,199 shares of common stock upon the closing of our initial public offering on July 8, 1999.

The investors in the preferred stock included the following entities, which are 5% stockholders or are affiliated with one of our former directors, who served as a director during fiscal year 2002:

Investor	Shares of Series A Preferred Stock	Shares of Series B Preferred Stock	Shares of Series C Preferred Stock
Entities Affiliated with Directors:
Entities affiliated with Ann Winblad(1)	1,829,272	788,928	81,431
(Entities affiliated with Hummer Winblad Venture Partners)(2)
(1)	Ann Winblad is a former member of our board of directors. Ms. Winblad is a general partner of Hummer Winblad Venture Partners.
(2)	Hummer Winblad Venture Partners II, L.P. purchased 1,756,098 shares of Series A preferred stock, 757,370 shares of Series B preferred stock and 80,943 shares of Series C preferred stock. Hummer Winblad Technology Fund II, L.P. purchased 62,198 shares of Series A preferred stock and 26,825 shares of Series B preferred stock. Hummer Winblad Technology Fund II, L.P. purchased 10,976 shares of Series A preferred stock, 4,733 shares of Series B preferred stock and 488 shares of Series C preferred stock.

In the past, we have granted options to our executive officers and directors. We intend to grant options to our officers and directors in the future. See “PROPOSAL ONE—Director Compensation” and “EXECUTIVE COMPENSATION—Option Grants in Last Fiscal Year.”

We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to execute such agreements with future directors and executive officers.

All of our securities referenced above were purchased or sold at prices equal to the fair market value of such securities, as determined by our board of directors, on the date of issuance.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

During the fiscal year ended December 31, 2002, the audit committee of the board of directors consisted of two non-employee directors, Mr. Holtzman and Mr. Mitarotonda, each of whom was determined at that time to be independent under the National Association of Securities Dealers’ Listing Standards; however, in April 2003, Messrs. Holtzman and Mitarotonda both became employees of the company and therefore presently do not qualify as independent directors. On April 29, 2003, our Board replaced Messrs. Holtzman and Mitarotonda by electing William J. Fox, Michael A. McManus, Jr. and Jesse Choper to serve on the audit committee, with Mr. Fox acting as chairman.

The audit committee is a standing committee of the board of directors and operates under a written charter adopted by the board of directors, a copy of which is attached hereto as Appendix A. Among its other functions, the audit committee recommends to the board of directors, subject to stockholder ratification, the selection of independent accountants.

Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted accounting principles in the United States and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.

During fiscal 2002, at each of its meetings, the audit committee met with the senior members of our financial management team and the independent accountants. The audit committee’s agenda is established by the audit committee and senior members of our financial management team. The audit committee has reviewed with management and the independent accountants the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the audit committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, “Codification of Statements on Auditing Standards, AU §380.”

The independent accountants also provided to the audit committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The audit committee discussed with the independent accountants that firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

Based on the audit committee’s discussion with management and the independent accountants, and the audit committee’s review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

WILLIAM J. FOX MICHAEL A. MCMANUS, JR. JESSE CHOPER

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT WE SPECIFICALLY INCORPORATE IT BY REFERENCE INTO SUCH FILING.

LEGAL PROCEEDINGS

On or about April 7, 2000, SightSound, Inc. (“SightSound”) filed an amended complaint against one of our former customers, BeMusic, in the United States District Court for the Western District of Pennsylvania (“Pennsylvania Court”). The suit alleges that BeMusic infringes one or more of three patents (United States Patent Nos. 5,191,573; 5,675,734 and 5,996,440). SightSound claims damages of $20 million plus an unspecified royalty. BeMusic filed an answer to the amended complaint on April 27, 2000, denying the material allegations of the complaint, and asserting counterclaims for declaratory judgment of non-infringement and patent invalidity. Following a claims construction hearing in 2001 and an initial report and recommendation on claim construction by the magistrate judge in February 2002 (which ruling is on appeal to the district judge), we renegotiated our agreement with BeMusic concerning the defense of the case going forward. On December 16, 2002, BeMusic filed a lawsuit against us seeking to enjoin the payment of a $2.50 per share return of capital cash distribution to our stockholders. On January 24, 2003, we entered into a settlement agreement with BeMusic, whereby we agreed to maintain $2.0 million in available cash on hand to pay up to 50% of reasonable attorney fees and costs in connection with the defense of the patent action brought by SightSound against BeMusic, and $5.0 million in available cash on hand to apply towards the satisfaction of any adverse judgment in respect of which it is determined that we would be obligated to indemnify BeMusic. We and BeMusic then dismissed our claims against each other. We have now ceded control of the defense of the case to BeMusic, and are splitting the costs of the defense with BeMusic. As of March 31, 2003, we understand that BeMusic had incurred approximately $554,900 in legal fees and expenses, of which we will be responsible for $277,450. We did not, by entering into the settlement agreement with BeMusic, agree, concede or intend to suggest that we have an obligation to indemnify any party with regard to an adverse judgment, and we specifically reserved our right to assert that we have no such obligation. The action currently is pending in the Pennsylvania Court. No trial date has been set at this time.

On August 27, 2002, MM Companies, Inc. (“MMC” formerly musicmaker.com, Inc.) filed a lawsuit against us, Raymond A. Doig, Gerald W. Kearby, Robert G. Flynn, Stephen V. Imbler and Ann Winblad in the Delaware Chancery Court seeking injunctive and other equitable relief to prevent the defendants from appointing two additional directors to our Board. MMC’s complaint alleged that the defendants’ decision to expand our Board was in violation of Delaware law. MMC further alleged that the defendants’ actions were taken solely to interfere with the vote of our stockholders and to deny MMC and other stockholders a substantial presence on our Board. On October 1, 2002, MMC amended its complaint to add James D. Somes and Judith N. Frank, our newly appointed directors, as named defendants. The amended complaint alleged that the Board’s decision to expand the size of the Board and to appoint two additional directors was in violation of Delaware General Corporation Law Section 225. At the trial in this matter held on October 21, 2002, the Delaware Chancery Court denied MMC’s application for relief and approved the Board’s appointment of two additional directors. On October 30, 2002, MMC filed a notice of appeal and a motion for expedited proceedings in the Supreme Court of Delaware. That Court accepted the appeal and, after briefing and oral argument, on January 7, 2003 the Supreme Court of Delaware reversed the trial court’s decision and invalidated the Board’s decision to appoint two additional directors. Consequently, James D. Somes and Judith N. Frank were removed from the Board.

On August 21, 2002, we filed a lawsuit against MMC and Steel Partners II, LP (“Steel Partners”) in U.S. District Court for the Southern District of New York (“New York Court”). We alleged that MMC and Steel Partners violated the federal securities laws in connection with their campaigns to take control of us, asked the New York Court to prohibit MMC and Steel Partners from such violations and sought compensatory and punitive damages as a result of these alleged violations. Our complaint alleged that MMC failed to register as an investment company under the Investment Company Act of 1940 (“ICA”) and that its purchase of our shares and subsequent proxy contest to take control of the Board was, therefore, in violation of the ICA. The complaint also alleged that Steel Partners was conducting an illegal proxy contest by failing to make the proper filings with the Securities and Exchange Commission (“SEC”) and that, in the course of its contest, Steel Partners had distributed false and misleading statements to our stockholders. Shortly after the filing of this complaint, MMC purchased $4 million in gold bullion and, subsequently, revised its proxy statement to disclose its uncertain status under the ICA. In light of these steps, on September 10, 2002, we informed the New York Court that we were withdrawing our claims for injunctive relief against MMC. In resolution of our claims against Steel Partners, both parties entered into a stipulation, dated September 20, 2002, limiting Steel Partner’s ability to issue further press releases referencing us. As a result of the foregoing, the New York Court, on September 20, 2002, entered an order denying our motion for a preliminary injunction against MMC and Steel Partners. Pursuant to the Settlement and Reimbursement Agreement entered into on January 2, 2003 (“January 2, 2003 Agreement”) described below, the parties stipulated, among other things, that this action be dismissed with prejudice. On January 17, 2003, the New York Court entered an order granting the voluntary dismissal, with prejudice, of our claims against Steel Partners in this action.

On July 23, 2002, MMC filed an action in Delaware Chancery Court against us, each member of our Board, and Alliance Entertainment Corp. (“Alliance”). The complaint alleged that our then directors and Alliance violated their fiduciary duties by approving the Agreement and Plan of Merger dated June 12, 2002 (“Merger Agreement”) by and among us, April Acquisition Corp and Alliance, and that our directors further violated their fiduciary duties by making certain changes to our shareholders rights plan. Alliance was alleged to have aided and abetted the alleged breaches of fiduciary duty by our directors. MMC sought, among other things, to (i) invalidate the Merger Agreement, (ii) prevent us or Alliance from taking any actions to effectuate or enforce the Merger Agreement, the merger of us or Alliance, or the self tender-offer, (iii) direct our Board to restore a previously reduced “trigger” of our shareholders rights plan from 10% back to 15%, (iv) prevent enforcement of our shareholders rights plan to the extent it prohibits the plaintiff and other stockholders from assisting in the solicitation of proxies for our 2002 annual meeting of stockholders (“2002 Annual Meeting”), (v) collect damages for incidental injuries, and (vi) collect costs and expenses, including attorneys’ fees and experts’ fees. In connection with its complaint, MMC filed a motion for a preliminary injunction and a motion for expedited proceedings. On July 31, 2002, MMC withdrew its motion for a preliminary injunction and for expedited proceedings, and stated that it would file an amended complaint. On December 12, 2002, this action was dismissed without prejudice. On November 8, 2002, we agreed to terminate the Merger Agreement. On January 2, 2003, MMC, we and the Board, entered into the January 2, 2003 Agreement, pursuant to which we reimbursed MMC the sum of $929,000, representing MMC’s costs associated with this and other litigation with us and members of our Board. The $929,000 is recorded as General and Administrative expense in 2002. This January 2, 2003 Agreement stipulated, among other things, that the action in the Delaware Court be deemed dismissed with prejudice.

In October 2001, two lawsuits were filed in Delaware Chancery Court naming us and certain of our officers and directors as defendants. Both actions related to our response to recent acquisition offers and purported to be class actions brought on behalf of our stockholders. On February 1, 2002, the two complaints were consolidated into a single action, titled In Re Liquid Audio, Inc., Shareholders Litigation, Consolidated Civil Action No. 19212-NC. That action was brought against Gerald W. Kearby, Silvia Kessel, Ann L. Winblad and Liquid Audio itself. The complaint alleged that defendants had breached their fiduciary duties owed to our stockholders in connection with our response to acquisition offers from Steel Partners II, LP and an investor group formed by MMC. The complaint sought, among other things, a court order barring us from adopting or maintaining measures that would make us less attractive as a takeover candidate or, alternatively, awarding compensatory damages to the purported plaintiff class. The January 2, 2003 Agreement stipulated, among other things, that this action in the Delaware Court be deemed dismissed with prejudice.

On or about September 27, 2001, Network Commerce, Inc. (“NCI”) filed a Complaint against us in the United States District Court for the Western District of Washington (Seattle) (“Washington Court”). The suit alleged that we infringed the claims of United States Patent No. 6,073,124. NCI requested that we be enjoined from our allegedly infringing activities and seeks unspecified damages. We were served with the Complaint on November 2, 2001 and subsequently submitted our answer and included counterclaims. We also filed a motion for summary judgment in November 2001. In March 2002, our motion for summary judgment was denied and in August 2002, we filed an amended motion for summary judgment. On October 30, 2002, the motion for summary judgment of non-infringement was denied, but the Washington Court did adopt our claim construction of a key term of the patent. In addition, NCI filed for Chapter 11 bankruptcy protection. On January 21, 2003, we entered into a settlement agreement with NCI under which NCI agreed to dismiss their Complaint against us with prejudice and we agreed to pay NCI $150,000. The $150,000 is recorded as General and Administrative expense in 2002. Under the terms of the settlement, both parties provided a mutual release of claims against each other.

We, certain of our officers and directors, and various of the underwriters in our initial public offering (“IPO”) and secondary offering, were named as defendants in a consolidated action filed in the United States District

Court for the Southern District of New York, In re Liquid Audio, Inc. Initial Public Offering Securities Litigation, CV-6611. The consolidated amended complaint generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in our IPO and secondary offering of securities. The plaintiffs brought claims for violation of several provisions of the federal securities laws against those underwriters, and also against us and certain of our directors and officers, seeking unspecified damages on behalf of a purported class of purchasers of our common stock between July 8, 1999 and December 6, 2000. Various plaintiffs filed similar actions asserting virtually identical allegations against more than 40 investment banks and 250 other companies. All of these “IPO allocation” securities class actions currently pending in the Southern District of New York have been assigned to Judge Shira A. Scheindlin for coordinated pretrial proceedings as In re Liquid Audio, Inc. Initial Public Offering Securities Litigation, 21 MC 92. Defendants have filed motions to dismiss the actions. In October 2002, the directors and officers were dismissed without prejudice. We believe that we have meritorious defenses to the claims against us and intend to defend ourselves vigorously.

From time to time we receive letters from corporations or other business entities notifying us of alleged infringement of patents held by them or suggesting that we review patents to which they claim rights. These corporations or entities often indicate a willingness to discuss licenses to their patent rights.

COSTS AND METHOD OF SOLICITATION

Proxies may be solicited by mail, advertisement, telephone, via the Internet or in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of Liquid Audio, none of whom will receive additional compensation for such solicitations.

We have retained D.F. King & Co., Inc. (“D.F. King”) to provide solicitation and advisory services in connection with the proxy solicitation, for which D.F. King is to receive a fee estimated at $5,000, plus reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. D.F. King will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and via the Internet, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares of Liquid Audio common stock. We have also agreed to indemnify D.F. King against certain liabilities and expenses.

Costs incidental to these solicitations of proxies will be borne by us and include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses.

Certain information about the directors and executive officers of Liquid Audio and certain employees and other representatives of Liquid Audio who may also solicit proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to shares of Liquid Audio common stock owned by such parties and certain transactions between any of them and Liquid Audio.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to us in a timely manner.

We have not yet determined the date upon which we will hold our annual meeting of stockholders for 2004. However, when the 2004 annual meeting is held, stockholder proposals must be received by us at least 120 days prior to the anniversary of the date on which we mailed this proxy statement in preparation for our 2003 annual meeting and must otherwise comply with the requirements of Rule 14a-8, to be included in our proxy statement for the 2004 annual meeting. All stockholder proposals should be marked for the attention of the Secretary, Liquid Audio, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019.

Our Bylaws establish an advance notice procedure for proposals to be brought by stockholders before an annual meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must provide timely notice as provided above, and the notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. A copy of the full text of the Bylaws provision discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Liquid Audio, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019.

PARTICIPANTS IN THE SOLICITATION

Under applicable regulations of the SEC, each member of the Board and certain of our officers may be deemed to be a “participant” in our solicitations of proxies in connection with the Annual Meeting. For information with respect to each participant in our solicitation of proxies in connection with the Annual Meeting please refer to (i) the table of security ownership of directors and executive officers under the heading “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” in this Proxy Statement, (ii) the discussion under the heading “Change of Control Arrangements” in this Proxy Statement and (iii) Schedules I and II to this Proxy Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, together with the financial statements and financial statement schedules required to be filed with each of the Annual Report and the Quarterly Report, are incorporated herein by reference.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 subsequent to the date hereof and prior to the date of the Annual Meeting or any adjournment or postponement thereof shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of these proxy solicitation materials to the extent that a statement contained herein or in any other document subsequently filed with the Securities Exchange Commission which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of these proxy solicitation materials.

We will provide without charge to each person to whom a copy of these proxy solicitation materials is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed by mail to Liquid Audio, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019, Attn: Secretary, or by telephone to (212) 974-5730.

OTHER MATTERS

The Board does not intend to present any other matters at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying proxy in the envelope that has been enclosed.

THE BOARD OF DIRECTORS

New York, New York

June 27, 2003

APPENDIX A

CHARTER FOR THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

LIQUID AUDIO, INC.

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of Liquid Audio, Inc. (the “Company”) shall be:

-	to provide oversight and monitoring of Company management and the independent accountants and their activities with respect to Liquid Audio’s financial reporting process;

-	to provide Liquid Audio’s Board of Directors with the results of its monitoring and recommendations derived therefrom;

-	to nominate to the Board of Directors independent accountants to audit Liquid Audio’s financial statements and oversee the activities and independence of the accountants; and

-	to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. On or before June 14, 2001, the members will meet the following criteria:

-	Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

-	Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

-	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

-	providing oversight and monitoring of Company management and the independent accountants and their activities with respect to Liquid Audio’s financial reporting process;

-	recommending the selection and, where appropriate, replacement of the independent accountants to the Board of Directors;

-	reviewing fee arrangements with the independent accountants;

-	reviewing the independent accountants’ proposed audit scope, approach and independence;

-	reviewing the performance of the independent accountants, who shall be accountable to the Board of Directors and the Audit Committee;

-	requesting from the independent accountants of a formal written statement delineating all relationships between the auditor and Liquid Audio, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants;

-	directing Liquid Audio’s independent accountants to review before filing with the SEC Liquid Audio’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

-	discussing with Liquid Audio’s independent accountants the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

-	reviewing with management, before release, the audited financial statements and Management’s Discussion and Analysis in Liquid Audio’s Annual Report on Form 10-K;

-	providing a report in Liquid Audio’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A;

-	reviewing the Audit Committee’s own structure, processes and membership requirements; and

-	performing such other duties as may be requested by the Board of Directors.

MEETINGS:

The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

The Audit Committee will meet separately with the independent accountants as well as members of Liquid Audio’s management as it deems appropriate in order to review the financial controls of Liquid Audio.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

Apart from the report prepared pursuant to Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee’s charter.

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

AND EMPLOYEES OF LIQUID AUDIO

The following table sets forth the name and present principal occupation or employment (except with respect to directors, whose principal occupation is set forth under the heading “INFORMATION REGARDING THE NOMINEE AND OTHER DIRECTORS”), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors of Liquid Audio and (2) certain executive officers and other employees of Liquid Audio who may assist in soliciting proxies from stockholders of Liquid Audio. Unless otherwise indicated, the principal business address of each such person is c/o Liquid Audio, Inc., 888 Seventh Avenue, 17th Floor, New York, NY 10019. Ages shown are as of June 6, 2003.

Name and Principal Business Address	Present Office or Other Principal Occupation or Employment
Seymour Holtzman (age 67)	Co-Chairman, Co-President and Co-Chief Executive Officer of Liquid Audio, Inc., Chairman and Chief Executive Officer of Jewelcor Management, Inc., Chairman of MM Companies, Inc. and Chairman of Casual Male Retail Group, Inc.

James A. Mitarotonda (age 48)	Co-Chairman, Co-President and Co-Chief Executive Officer of Liquid Audio, Inc. and President and Chief Executive Officer of Barington Capital Group, L.P., Barington Companies Investors, LLC and MM Companies, Inc.

Melvyn Brunt (age 59)	Chief Financial Officer and Secretary of Liquid Audio, Inc. and Chief Financial Officer of MM Companies, Inc.

Jesse Choper (age 67)	Professor of Law University of California at Berkeley School of Law (Boalt Hall) Berkeley, California 94720-7200 and Director of Liquid Audio, Inc.

William J. Fox (age 46)	Chairman, President and Chief Executive Officer of AKI, Inc. 1700 Broadway, Suite 2200 New York, NY 10019 and Director of Liquid Audio, Inc.

Michael A. McManus, Jr. (age 59)	President and Chief Executive Officer of Misonix, Inc. 1938 New Highway Farmingdale, NY 11735 and Director of Liquid Audio, Inc.

SCHEDULE II

INFORMATION REGARDING OWNERSHIP OF OUR SECURITIES BY PARTICIPANTS

The number of shares of Liquid Audio common stock held by directors and the named executive officers is set forth in the Proxy Statement under the caption, “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

Messrs. Holtzman and Mitarotonda have agreed to serve as the proxies on our proxy card.

Other than as disclosed in this Schedule or in the Proxy Statement, none of Liquid Audio, any of its directors, executive officers or the employees of Liquid Audio named in Schedule I owns any securities of Liquid Audio or any subsidiary of Liquid Audio, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule or in the Proxy Statement, to the best of our knowledge of Liquid Audio, our directors and executive officers or our employees named in Schedule I, none of their associates beneficially owns, directly or indirectly, any securities of Liquid Audio.

Other than as disclosed in this Schedule or in the Proxy Statement, to our knowledge, none of Liquid Audio, any of our directors, executive officers or employees named in Schedule I has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

Other than as disclosed in this Schedule or in the Proxy Statement, to our knowledge, none of Liquid Audio, any of our directors, executive officers or employees named in Schedule I is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Other than as set forth in this Schedule or in the Proxy Statement, to our knowledge, none of Liquid Audio, any of our directors, executive officers or employees named in Schedule I, or any of their respective associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of our last fiscal year or any currently proposed transactions, or series of similar transactions, to which Liquid Audio or any of our subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

Other than as set forth in this Schedule or in the Proxy Statement, to our knowledge, none of Liquid Audio, any of our directors, executive officers or employees named in Schedule I, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by us or our affiliates or with respect to any future transactions to which Liquid Audio or any of our affiliates will or may be a party.

IMPORTANT

1.	Your proxy is important no matter how many shares of Liquid Audio common stock you own. Be sure to vote on the enclosed proxy card.

2.	If you have already submitted a proxy card to us for the Annual Meeting, you may change your vote to a vote “FOR” the election of our nominees by signing, dating and returning our enclosed proxy card, which must be dated after any proxy card you may previously have submitted to us. Only your last dated proxy card for the Annual Meeting will count at the Annual Meeting.

3.	If any of your shares is held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the enclosed proxy card “FOR” the election of our nominees.

4.	If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one proxy card. We encourage you to vote each proxy card that you receive.

5.	If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, D.F. King, at the number set forth below:

D.F. KING & CO., INC.

77 WATER STREET, 20TH FLOOR

NEW YORK, NY 10005

BANKS AND BROKERS: (212) 269-5550

STOCKHOLDERS CALL TOLL FREE: (800) 431-9643

PROXY	LIQUID AUDIO, INC.	PROXY

ANNUAL MEETING OF STOCKHOLDERS – JULY 30, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

LIQUID AUDIO, INC.

The undersigned stockholder of Liquid Audio, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the 2003 Annual Meeting and appoints Seymour Holtzman and James A. Mitarotonda, or either of them, as the proxies and attorneys-in-fact, with full power to each of substitution on behalf and in the name of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2003 Annual Meeting of Stockholders of Liquid Audio to be held on Wednesday, July 30, 2003 at 10:00 a.m., Eastern Daylight Time, at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022-3852, and any adjournment thereof with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN

AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

WILL BE VOTED “FOR” THE SLATE OF NOMINEES DESCRIBED IN PROPOSAL 1

AND “FOR” PROPOSALS 2, 3 and 4.

PLEASE INDICATE YOUR VOTE BY PLACING AN “X” IN THE APPROPRIATE BOX IN THE

FOLLOWING MANNER USING DARK INK ONLY. ☒

THE BOARD RECOMMENDS A VOTE “FOR” THE SLATE OF NOMINEES

DESCRIBED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 and 4.

1.	The election of the following persons as Class I directors, to serve until their successors shall be duly elected and qualified.

NOMINEE:    William J. Fox

☐  FOR            ☐  WITHHOLD

and

NOMINEE:    Michael A. McManus, Jr.

☐  FOR            ☐  WITHHOLD

2.	To approve the Name Change via amendment and restatement of the Current Certificate in the form of the Restated Certificate.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

3.	To approve the amendment and restatement of the Current Certificate in the form of the Restated Certificate.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

4.	To ratify the appointment of the independent accountants.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

5.	To vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournment thereof, according to their discretion and in their discretion.

The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the shares represented by this proxy will be voted for each of the above persons and proposals, and for such other matters as may properly come before the meeting as the proxy holders deem advisable.

Signature(s) (Title, if appropriate) Dated: , 2003

Sign exactly as your name(s) appear on the stock certificate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing, if stock is registered in two names, both should sign.